Exhibit 2.6

FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of November 30, 2012 (the “Effective Date”) by and between FIRST COMMERCIAL BANK, a Missouri corporation (“Seller”), and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Brogdon Family, LLC, a Georgia limited liability company, as purchaser, and Seller are parties to that certain Purchase and Sale Agreement dated as of May 5, 2011, as amended pursuant to that certain First Amendment to Purchase and Sale Agreement dated as of June 13, 2011, as further amended and assigned to Purchaser pursuant to that certain Amendment and Assignment of Purchase and Sale Agreement dated as of September 30, 2011, as further amended pursuant to that certain Third Amendment to Purchase and Sale Agreement dated as of April 17, 2012, and as further amended pursuant to that certain Fourth Amendment to Purchase and Sale Agreement (as amended and assigned, the “Agreement”); and

WHEREAS, Seller and Purchaser desire to further amend the Agreement on the terms set forth herein.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Capitalized Terms. Capitalized but undefined terms used in this Amendment shall have the meanings set forth in the Agreement.

2.             Closing.  Section 2.2 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

2.2          Closing.  If the closing conditions in Section 4 and Section 5 are satisfied, the purchase and sale of the Properties shall be consummated on the Closing Date by the release of the documents and funds held in escrow by the Escrow Agent. For purposes hereof, the Closing Date shall mean (i) with respect to the Facilities known as “Edwards Reedemer” and “Northwest”, December 31, 2012, and (ii) with respect to the remaining Facilities, March 31, 2013.

3.             Ratification. Except to the extent amended hereby, Purchaser and Seller ratify and confirm that all other terms and conditions of the Agreement remain in full force and effect.

4.             Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and an electronic PDF or facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Amendment (whether original, PDF or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original, PDF or facsimile).

IN WITNESS WHEREOF, each party has caused this instrument to be executed as of the date set forth hereinabove.

SELLER:

FIRST COMMERCIAL BANK, a Missouri corporation

By:	/s/ Norman B. Harty
Norman B. Harty, President

PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

By:	/s/ Boyd P. Gentry
Boyd P. Gentry, Manager